Exhibit (10.16)

DESCRIPTION OF ECOLAB INC.

MANAGEMENT INCENTIVE PLAN

Ecolab Inc. (the “Company”) maintains annual cash incentive plans for executives that are designed to motivate executives to achieve annual business and individual goals.  These plans are referred to as the Management Incentive Plan (“MIP”) and the Management Performance Incentive Plan (the “MPIP”).  The MPIP is a stockholder-approved plan designed and administered in a manner intended to preserve the Company’s federal income tax deductions.  It is set forth in a plan document filed with other management agreements as an exhibit to the Company’s Annual Report on Form 10-K.  The MIP is not set forth in a formal plan document. Set forth below is a summary of the MIP as it applies to the executive officers of the Company who do not otherwise receive awards under the MPIP.

Target Award Opportunities – Under the MIP, the Compensation Committee of the Company’s Board of Directors establishes the annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, and threshold and maximum award payment limits expressed as a percentage of the target award for each executive officer.

Performance Measures – Under the MIP, performance is measured using a mix of overall corporate, business unit, and individual measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position.

Performance Goals – Under the MIP, overall corporate performance is based on pro forma diluted earnings per share goals.  In establishing the goals the Compensation Committee takes into consideration prior year results, expected economic and market influences, other large companies’ performance expectations and anticipated business opportunities, investment requirements and competitive situation.

Under the MIP, business unit performance is generally measured based on, but not limited to, the achievement of revenue and operating income goals.  In establishing these goals the Company takes into consideration prior year results and growth opportunities, investment requirements and market influences. Generally, the Company sets the threshold, target and maximum levels under the MIP such that the intended relative difficulty of achieving the target level is consistent from year to year.

Under the MIP, individual performance goals are specific, qualitative, achievable with significant effort and, if achieved, provide benefit to the Company.

Payout Approval – As soon as practicable after the end of the plan year and after the Compensation Committee has received the appropriate financial and other data, the Compensation Committee will, for each executive officer, approve the achievement of performance goals and the corresponding amount of the award earned. The Compensation Committee reviews and approves all adjustments to the Company’s overall corporate performance results.

Discretionary Adjustments – To recognize individual performance, the Compensation Committee also may increase or decrease an executive officer’s MIP award, with input from the principal executive officer, based on the individual performance of the executive officer. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures.